SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 9, 2008

Intelsat, Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, Bermuda	HM 08
(Address of Principal Executive Offices)	(Zip Code)

(441) 294-1650

Registrant’s telephone number, including area code

n/a

(Former Name or Former Address,

If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 9, 2008, Intelsat, Ltd. (the “Company”) announced that Michael McDonnell has been appointed Executive Vice President and Chief Financial Officer, with an expected effective date of November 17, 2008. Chief Executive Officer, David McGlade, will resign from his position as Acting Chief Financial Officer at that time. Mr. McDonnell is 44 years old and has been serving as Executive Vice President, Chief Financial Officer and Treasurer of MCG Capital Corporation, a publicly-held commercial finance company, from September 2004 and as its Chief Operating Officer since August 2006. From August 2000 to August 2004, Mr. McDonnell was employed by direct-to-home satellite television operator, DISH Network Corporation (f/k/a EchoStar Communications Corporation), where he served as Executive Vice President and Chief Financial Officer from July 2004 to August 2004 and as Senior Vice President and Chief Financial Officer from August 2000 to July 2004. Prior to joining EchoStar, from 1986 to 2000 Mr. McDonnell was employed by PricewaterhouseCoopers LLP, where he was a partner from 1996. He also currently serves on the board of directors of Catalyst Health Solutions, Inc. (f/k/a HealthExtras, Inc.), a pharmacy benefit management company.

On October 6, 2008, the Company’s board of directors approved an offer of employment that had been accepted by Mr. McDonnell. The offer letter included a term sheet relating to an employment agreement the Company and its indirect parent, Intelsat Global, Ltd. (the “Parent”), expect to enter into with Mr. McDonnell in the future. The term sheet provides that Mr. McDonnell will be paid an annual base salary of $515,000 during the term of his employment, subject to annual review commencing in 2009. The term sheet also provides that Mr. McDonnell will be eligible for an annual discretionary basic bonus with a target payment of 65% of his annual base salary, subject to the satisfaction of objective performance criteria, together with additional annual stretch and super stretch bonuses with target payments of up to 50% and 15%, respectively, of Mr. McDonnell’s annual base salary, again subject to the satisfaction of certain objective performance criteria. The term sheet further provides that Mr. McDonnell will be paid a sign-on bonus of $100,000 as soon as practicable following the first day of his employment with the Company. During the employment term, Mr. McDonnell is also expected to be generally eligible to participate in the Company’s and Parent’s employee benefit plans and programs and to receive certain perquisites to be set forth in his employment agreement.

Mr. McDonnell’s offer letter also states that his employment agreement will contain provisions related to the term of the agreement, certain severance payments and benefits and certain other items that will not be less favorable in the aggregate than those contained in employment agreements the Company previously entered into or intends to negotiate and enter into with certain of its other executives and/or prior executives. The offer letter further provides that if Mr. McDonnell’s employment is terminated by the Company without cause (as defined in the employment agreement of one of his predecessors as Chief Financial Officer of the Company, Mr. Jeffrey Freimark, until such time as the Company enters into an employment agreement with Mr. McDonnell) or if he resigns for good reason, he will be paid an amount equal to twice the sum of his annual base salary and annual basic target bonus amount, such amount being subject to a specified reduction for each month of his service. The offer letter also provides that Mr.

McDonnell will receive a grant of equity in Parent pursuant to a Parent equity compensation plan that is currently being finalized. The offer letter specifies that in the event that the Company does not present Mr. McDonnell with an employment agreement consistent with the terms of the offer letter on or prior to April 10, 2009, Mr. McDonnell will have a 30-day period during which he may resign his employment with the Company in exchange for a payment equal to 1.5 times the sum of his annual base salary and annual basic target bonus amount.

On October 9, 2008, the Company issued a press release relating to the foregoing matters, a copy of which is furnished herewith as an exhibit.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated October 9, 2008 entitled “Intelsat Appoints Michael McDonnell as Chief Financial Officer.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2008

INTELSAT, LTD.

By:	/s/ Phillip Spector
Name:	Phillip Spector
Title:	Executive Vice President Business Development & General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated October 9, 2008 entitled “Intelsat Appoints Michael McDonnell as Chief Financial Officer.”